Press Release

601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES SPECIAL TRANSITIONAL DIVIDEND

PITTSBURGH, November 17, 2006 – The Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) declared a special transitional dividend on capital stock, in the amount of 5.25 percent annualized, at its regular board meeting today. In declaring this dividend, the Board intends to transition to a schedule in which dividends are declared after the close of the calendar quarter from earnings of that prior, three-month calendar quarter.

This one-time transitional dividend will be paid out of FHLBank Pittsburgh’s retained earnings. The impact of approximately $41 million to retained earnings will result in a retained earnings balance above the Board’s retained earnings target of $200 million.

“Now that we have registered with the SEC, the board and management have decided to change the timing of the dividend payment to a calendar more typical of SEC registrants,“ said John R. Price, president and chief executive officer of FHLBank Pittsburgh. “We built retained earnings sufficiently to pay this transitional dividend without dropping below the board’s retained earnings target. We are pleased to be able to do so at this time.”

The transitional dividend will be equal to 1.32329 percent of stockholders’ average capital stock balances during the nine months ended September 30, 2006 and paid on December 15, 2006.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At September 30, it had 333 members in its district of Delaware, Pennsylvania and West Virginia and approximately $78.3 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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